[file-stamped as follows: FILED in the Office of the Secretary of State of the State of Nevada, Feb 12 1997, No. C13981-94, Dean Heller, Secretary of State]

        CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
                           OF
           D.H. MARKETING & CONSULTING, INC.

     Pursuant to NRS 78.385 and 78.390, the undersigned President and Secretary of D. H. Marketing & Consulting, Inc. do hereby certify:

     That the following amendments to the articles of incorporation were approved by unanimous consent of the Board of Directors of said corporation by written consent in lieu of a special meeting of the Board of Directors dated January 30, 1997 and by a majority of the outstanding shares entitled to vote, there being 1,268,447 shares authorized to vote and 649,415 shares having voted in favor of the amended articles.

1.   Change of Authorized Capital

     After giving effect to a three for one (3 for 1) forward stock split of the common stock, the authorized capital shall be increased from 25,000,000 shares of common stock to 75,000,000 shares of common stock, $.0003 par value per share, which stock split and subsequent increase in the number of authorized shares shall be effective on February 25, 1997.

Accordingly,

     Effective February 25, 1997, Article VI, Section 1, is hereby amended to read as follows:

     Section 1. Authorized Shares. After giving effect to a three for one (3 for 1) forward stock split, the total number of shares which this Corporation is authorized to issue is 75,000,000 shares of Common Stock at $.0003 par value per share.


/s/ DAVID D. HAGEN            /s/ T. CHRISTOPHER CIESIELKA
David D. Hagen                T. Christopher Ciesielka
President                     Secretary


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                    ACKNOWLEDGMENTS

STATE OF PENNSYLVANIA    )
                         )ss.
COUNTY OF MONTGOMERY     )

     On this 7th day of Feb, 1997, personally appeared before me, a Notary Public, David D. Hagen, President of the above-mentioned corporation, who acknowledged that he executed the Certificate of Amendment of Articles of Incorporation of D. H. Marketing & Consulting, Inc..

                                        /s/ ANN McC. CIESIELKA
                                        Notary Public

(Notary stamp or seal)

[Notary Public, Ann McC. Ciesielka, Notary Public, Skippack Twp., Montgomery Co., PA, My commission expires Nov. 17, 1997]



STATE OF PENNSYLVANIA    )
                         )ss.
COUNTY OF MONTGOMERY     )

     On this 7th day of Feb, 1997, personally appeared before me, a Notary Public, T. Christopher Ciesielka, Secretary of the above-mentioned corporation, who acknowledged that he executed the Certificate of Amendment of Articles of Incorporation of D.H. Marketing & Consulting, Inc.

                                        /s/ ANN McC. CIESIELKA
                                        Notary Public

(Notary stamp or seal)

[Notary Public, Ann McC. Ciesielka, Notary Public, Skippack Twp., Montgomery Co., PA, My commission expires Nov. 17, 1997]




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